Exhibit 16




   April 18, 2002




   Office of the Chief Accountant
   Securities and Exchange Commission
   450 Fifth Street, N.W.
   Washington, D.C. 20549

   Dear Sir/Madam:

   We have read the statements made in paragraphs 4a (ii), 4a (iii) and 4a (iv) of Item 4, to be included in the Form 8-K jointly filed by FirstEnergy Corp., Ohio Edison Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, Pennsylvania Power Company, and JCP&L Transition Funding LLC, dated April 11, 2002, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

   Very truly yours,




   Arthur Andersen LLP






   cc: Mr. Richard H. Marsh, Senior Vice President and Chief Financial Officer, FirstEnergy Corp.